Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Form 10-K for the years ended December 2004, the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605 and 333-120921) on Form S-3, in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4, and in the registration statements (Nos. 333-30298 and 333-114181) on Form S-8 of PhotoMedex, Inc. of our report dated March 10, 2005, with respect to the consolidated balance sheets of PhotoMedex, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-K of PhotoMedex, Inc.

/s/ Amper, Politziner & Mattia, P. C.

Edison, New Jersey
March 14, 2005

E-23.1